Exhibit 99.1

Registered mining claims and pediments pursuant to the Agreement On The Use of Surface Lands With Mining Purposes with the Peasant Community of Huanza, located in the District of Huanza, Province of Huarochiri, Department of Lima, Peru:

N°	CONCESSION	CODE	INGEMMET	PUBLIC REGISTRY
01	ALTOCOCHA MINE	0101292-07	Resolution N° 3423 INGEMMET/PCD/PM	12125438
02	ALTOCOCHA MINE 1	0101324-07	Resolution N°002242-2007-INACC/J	12089171
03	ALTOCOCHA MINE 2	0101325-07	Resolution N° 002666-2007-INGEMMET/PCD/PM	12134767
04	ALTOCOCHA MINE 3	0101326-07	Resolution N°000071-2007-INGEMMET/PCD/PM	12089882
05	ALTOCOCHA MINE 4	0101327-07	Resolution N° 002099-2007-INACC/J	12089359
06	ALTOCOCHA MINE 5	0101328-07	Resolution N° 000310-2007-INGEMMET/PCD/PM	12189875
07	ALTOCOCHA MINE 7	0101598-07	Resolution N° 002425-2007-INACC/J	12089522
08	ALTOCOCHA MINE 8	0101597-07	Resolution N° 002458-2007-INACC/J	12089420
09	ALTOCOCHA MINE 9	0101664-07	Resolution N° 002100-2007-INACC/J	12089424
10	ALTOCOCHA MINE 10	0101665-07	Resolution N° 002579-2007-INGEMMET/PCD/PM	12135392
11	ALTOCOCHA MINE 11	0101666-07	Resolution N° 000402-2007-INGEMMET/PCD/PM	12089535
12	ALTOCOCHA MINE 12	0101667-07	Resolution N° 001448-2007-INGEMMET/PCD/PM	12089549
13	ALTOCOCHA MINE 14	0104158-07	Resolution N° 004169-2008-INGEMMET/PCD/PM	12359543
14	ALTOCOCHA MINE 15	0106330-07	Resolution N° 001890-2008-INGEMMET/PCD/PM	12359721
15	ALTOCOCHA MINE 16	0106329-07	Resolution N° 001705-2008-INGEMMET/PCD/PM	12359751